Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL

INFORMATION OF UNITED AND CONTINENTAL

On May 2, 2010, UAL Corporation, Continental Airlines, Inc. (“Continental”), and JT Merger Sub Inc., a wholly-owned subsidiary of UAL Corporation, entered into an Agreement and Plan of Merger providing for a “merger of equals” business combination. On October 1, 2010, JT Merger Sub Inc. merged with and into Continental, with Continental surviving as a wholly-owned subsidiary of UAL Corporation (the “Merger”). Upon closing of the Merger, UAL Corporation became the parent company of both United Air Lines, Inc. (“United”) and Continental and UAL Corporation’s name was changed to United Continental Holdings, Inc. (“UAL” or the “Company”).

The Company also expects in the future that it will merge Continental and United into one legal entity (the “Airlines Merger”). Once the Airlines Merger occurs, the financial statements of United and Continental will be combined for all periods presented from the date of the Merger at their historical cost, and there will no longer be a requirement to separately report the historical financial statements of Continental.

The Unaudited Pro Forma Condensed Combined Balance Sheet of United and Continental combines the historical consolidated balance sheet of Continental and United as of March 31, 2012. The Unaudited Pro Forma Condensed Combined Statement of Operations of United and Continental for the year ended December 31, 2011 and the three months ended March 31, 2012 combines the historical consolidated statement of operations of Continental and United for each period.

The Unaudited Pro Forma Condensed Combined Financial Statements of United and Continental were prepared by combining the historical financial information of both Continental and United. Pro forma statements that give effect to a business combination to be accounted for as a reorganization of entities under common control combine the historical financial statements of combining entities.

These Unaudited Pro Forma Condensed Combined Financial Statements have been developed from and should be read in conjunction with the consolidated financial statements of Continental and United contained in their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2011 and their respective Quarterly Reports on Form 10-Q for the quarter ended March 31, 2012. The Unaudited Pro Forma Condensed Combined Financial Statements of United and Continental are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Continental or United would have been had the Airlines Merger occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET OF UNITED AND CONTINENTAL

March 31, 2012

In millions

	Historical		Pro Forma Adjustments	Condensed Combined Pro Forma
	Continental	United
ASSETS
Current assets:
Cash and cash equivalents	$2,262	$3,338	$—	$5,600
Short-term investments	1,329	338	—	1,667

Total unrestricted cash, cash equivalents and short-term investments	3,591	3,676	—	7,267
Restricted cash	—	42	—	42
Receivables, less allowance for doubtful accounts	267	1,641	—	1,908
Aircraft fuel, spare parts and supplies, less obsolescence allowance	310	335	—	645
Deferred income taxes	269	340	—	609
Receivables from related parties	1	1,712	(1,494)	219
Prepaid expenses and other	265	524	(9)	780

	4,703	8,270	(1,503)	11,470

Property and equipment, net	7,490	8,955	—	16,445
Other assets:				—
Goodwill	4,523	—	—	4,523
Intangibles, less accumulated amortization	2,445	2,269	(3)	4,711
Receivables from related parties	—	1,290	(1,290)	—
Restricted cash, cash equivalents and investments	135	393	—	528
Other, net	360	602	—	962

	7,463	4,554	(1,293)	10,724

	$19,656	$21,779	$(2,796)	$38,639

(continued on the next page)

Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET OF UNITED AND CONTINENTAL

March 31, 2012

In millions

	Historical		Pro Forma Adjustments	Condensed Combined Pro Forma
	Continental	United
LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Advance ticket sales	$1,022	$3,411	$—	$4,433
Frequent flyer deferred revenue	—	2,607	—	2,607
Accounts payable	841	1,385	—	2,226
Accrued salaries and benefits	350	789	—	1,139
Current maturities of long-term debt	398	615	—	1,013
Current maturities of capital leases	3	124	—	127
Payables to related parties	1,493	105	(1,494)	104
Other	237	784	(9)	1,012

	4,344	9,820	(1,503)	12,661

Long-term debt	5,013	4,987	—	10,000
Long-term obligations under capital leases	177	711	—	888

Other liabilities and deferred credits:
Frequent flyer deferred revenue	—	2,958	—	2,958
Postretirement benefit liability	296	2,119	—	2,415
Pension liability	1,772	85	—	1,857
Advanced purchase of miles	—	1,668	—	1,668
Deferred income taxes	821	699	—	1,520
Payables to related parties	1,290	—	(1,290)	—
Lease fair value adjustment, net	1,062	—	—	1,062
Other	490	980	—	1,470

	5,731	8,509	(1,290)	12,950

Stockholder’s equity:
Common stock	—	—	—	—
Additional capital invested	4,160	3,435	—	7,595
Retained earnings (deficit)	466	(5,631)	(3)	(5,168)
Accumulated other comprehensive loss	(235)	(52)	—	(287)

	4,391	(2,248)	(3)	2,140

	$19,656	$21,779	$(2,796)	$38,639

Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS OF UNITED AND CONTINENTAL

Quarter ended March 31, 2012

In millions

	Historical		Pro Forma Adjustments	Condensed Combined Pro Forma
	Continental	United
Operating revenue:
Passenger-Mainline	$2,796	$3,158	$—	$5,954
Passenger-Regional	678	876	—	1,554

Total passenger revenue	3,474	4,034	—	7,508
Cargo	92	171	—	263
Other operating revenue	356	570	(93)	833

	3,922	4,775	(93)	8,604

Operating expenses:
Aircraft fuel	1,387	1,842	—	3,229
Salaries and related costs	847	1,027	23	1,897
Regional capacity purchase	237	379	—	616
Landing fees and other rent	214	255	—	469
Aircraft maintenance materials and outside repairs	146	267	(7)	406
Depreciation and amortization	149	231	—	380
Distribution expenses	155	182	—	337
Aircraft rent	174	78	—	252
Special charges	68	96	—	164
Other operating expenses	505	726	(109)	1,122

	3,882	5,083	(93)	8,872

Operating income	40	(308)	—	(268)
Nonoperating income (expense):
Interest expense	(80)	(137)	—	(217)
Interest capitalized	5	3	—	8
Interest income	3	3	—	6
Miscellaneous, net	23	18	—	41

	(49)	(113)	—	(162)

Income before income taxes	(9)	(421)	—	(430)
Income tax expense (benefit)	(1)	2	—	1

Net income	$(8)	$(423)	$—	$(431)

Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS OF UNITED AND CONTINENTAL

Year ended December 31, 2011

In millions

	Historical		Pro Forma Adjustments	Condensed Combined Pro Forma
	Continental	United
Operating revenue:
Passenger-Mainline	$11,816	$14,153	$6	$25,975
Passenger-Regional	2,601	3,935	—	6,536

Total passenger revenue	14,417	18,088	6	32,511
Cargo	448	718	—	1,166
Special revenue item	19	88	—	107
Other operating revenue	1,291	2,261	(217)	3,335

	16,175	21,155	(211)	37,119

Operating expenses:
Aircraft fuel	5,294	7,080	—	12,374
Salaries and related costs	3,405	4,172	74	7,651
Regional capacity purchase	830	1,574	—	2,404
Landing fees and other rent	900	1,028	—	1,928
Aircraft maintenance materials and outside repairs	595	1,160	(11)	1,744
Depreciation and amortization	626	921	(1)	1,546
Distribution expenses	688	748	—	1,436
Aircraft rent	686	323	—	1,009
Special charges	159	433	—	592
Other operating expenses	2,042	2,829	(273)	4,598

	15,225	20,268	(211)	35,282

Operating income	950	887	—	1,837
Nonoperating income (expense):
Interest expense	(342)	(595)	—	(937)
Interest capitalized	17	15	—	32
Interest income	10	10	—	20
Miscellaneous, net	(72)	(33)	—	(105)

	(387)	(603)	—	(990)

Income before income taxes	563	284	—	847
Income tax expense (benefit)	(6)	3	—	(3)

Net income	$569	$281	$—	$850

Exhibit 99.1

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF UNITED AND CONTINENTAL

Note 1. Basis of Presentation

On May 2, 2010, UAL Corporation, Continental Airlines, Inc. (“Continental”), and JT Merger Sub Inc., a wholly-owned subsidiary of UAL Corporation, entered into an Agreement and Plan of Merger providing for a “merger of equals” business combination. On October 1, 2010, JT Merger Sub Inc. merged with and into Continental, with Continental surviving as a wholly-owned subsidiary of UAL Corporation (the “Merger”). Upon closing of the Merger, UAL Corporation became the parent company of both United Air Lines, Inc. (“United”) and Continental and UAL Corporation’s name was changed to United Continental Holdings, Inc. (“UAL” or the “Company”).

The Company also expects in the future that it will merge Continental and United into one legal entity (the “Airlines Merger”). Once the Airlines Merger occurs, the financial statements of United and Continental will be combined for all periods presented from the date of the Merger at their historical cost, there will no longer be a requirement to separately report the historical financial statements of Continental, and United will be considered the predecessor.

The Unaudited Pro Forma Condensed Combined Balance Sheet of United and Continental combines the historical consolidated balance sheet of Continental and United on March 31, 2012. The Unaudited Pro Forma Condensed Combined Statement of Operations of United and Continental for the year ended December 31, 2011 and the three months ended March 31, 2012 combines the historical consolidated statement of operations of Continental and United for the year ended December 31, 2011 and the three months ended March 31, 2012, respectively.

The Unaudited Pro Forma Condensed Combined Financial Statements were prepared by combining the historical financial information of both Continental and United. Pro forma statements that give effect to a business combination to be accounted for as a reorganization of entities under common control generally only combine the historical financial statements of combining entities.

Note 2. Pro Forma Adjustments

The Unaudited Pro Forma Condensed Combined Financial Statements of United primarily reflect the elimination of transactions and account balances between Continental and United.